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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-47789, 333-84296, 333-62277 and 333-64517) and Form S-3 (No.
333-42271) of Orbital Sciences Corporation of (i) our reports dated February 4, 1998, relating to the consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, and (ii) our report dated February 5, 1998, relating to the balance sheets of ORBCOMM Global, L.P. (a development stage enterprise) as of December 31, 1997 and 1996, and the related statements of income and expenses, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from June 30, 1993 (inception) to December 31, 1997, which reports are incorporated by reference or appear in the December 31, 1997 annual report on Form 10-K of Orbital Sciences Corporation.

                                                           KPMG PEAT MARWICK LLP

Washington, D.C.
March 25, 1998